Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Warwick Valley Telephone Company:

We hereby consent to the incorporation by Reference in the Registration Statements on Forms S-8 (333-46836 and 333-64799) of Warwick Valley Telephone Company of our report dated July 13, 2009 relating to the financial statements of the Warwick Valley Telephone Company 401(k) Plan, which appears in this Form 11-K.

/s/ Withum Smith + Brown, PC
Princeton, New Jersey
July 13, 2009